DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.
                                  5 Sylvan Way
                              Parsippany, NJ 07054

                                                  March 8, 1996

          Dear Stockholder:

                    As of March 7, 1996, your proxy had not yet been received for the Special Meeting of Stockholders of Diagnostic/Retrieval Systems, Inc. (the "Company").

                    Your Board of Directors has determined that converting each outstanding share of Class A and Class B common stock into a new single class of common stock is in the best interests of the Company. Also under consideration at the Special Meeting are other changes to the Certificate of Incorporation and By-Laws. The reclassification of the shares is conditioned upon the approval of these other changes which are designed to put into effect measures which will protect the Company from takeovers and related actions which are not in the best interests of all shareholders.

                    The Board has approved each of the proposals and recommends that stockholders vote FOR approval. Your vote is important, regardless of the number of shares you own.

                    Additional information is contained in the Proxy Statement previously sent to you. If you have any questions or need an additional copy of the Statement, please call MacKenzie Partners, Inc., who is assisting us with the solicitation at (800) 322-2885 (toll-free).

                    TIME IS SHORT. EVEN IF YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED DUPLICATE PROXY IN THE POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.

                    We appreciate your prompt attention to voting your shares and thank you for your continued interest in your Company.

                                             Sincerely,

                                             Mark S. Newman
                                             Chairman of the Board,
                                               President and Chief
                                               Executive Officer